Roll of deeds No. _41/1994



Before me,
the undersigned notary public

Dr. Hannes Schneider

of

Frankfurt am Main

who came upon the request of the parties to the offices of the law firm Bruckhaus Westrick Stegemann, Frankfurt am Main appeared today



1.	Dr. Gerhard Hederer, whose business address is c/o
DIEHL GmbH & Co., Stephanstrasse 49, 90478
Nurnberg, acting on behalf of DIEHL GmbH & Co.,
Stephanstrasse 49, 90478


Nurnberg, Germany, identifying himself by his valid ID card No. 8920483947.

2.	Attorney-at-law Dr. Markus Fisseler, whose business address is
Taunusanlage 11, 60329
Frankfurt am Main, Germany, acting on behalf of Brown & Sharpe Manufacturing Company, 200 Frenchtown Road, Precision Park, North Kingstown, RI 02852, USA and Brown & Sharpe International Capital Corporation, 200 Frenchtown Road, Precision Park, North Kingstown, RI 02852, USA, personally known to the acting notary

The persons appearing excluded any personal liability. They declared that they wished to have this deed partly recorded in the English language.

The notary public who is in command of the English language ascertained that the persons appearing are also in command of the English language.

Having been advised of their rights the persons appearing waived their rights to the presence of a sworn interpreter and a certified translation of this deed.

The person appearing at 1. presented a written power of attorney and a certified excerpt from the commercial register of Nurnberg, evidencing that he was duly authorized to represent DIEHL GmbH & Co. in this transaction.

The person appearing at 2. presented to the notary public notarized and legalized powers of attorney of Brown & Sharpe Manufacturing Company and Brown & Sharpe International Capital Corporation, respectively, together with Secretary's Certificates evidencing the authority of the persons who have issued the powers of attorney.

Copies of the powers of attorneys, and the Secretary's Certificates are attached to this deed.

The notary public advised the persons appearing that he was unfamiliar with the laws of United States of America and the laws of France and that, therefore, he was unable to accept any responsibility with regard to the implementation or enforcement of any provisions of this deed under US or French law. The persons appearing accepted this limitation to the liability of the notary public.

The persons appearing, acting as aforementioned declared that they wished to have the following agreement recorded:

                    SHARE PURCHASE AND TRANSFER AGREEMENT


                                  between

                               DIEHL GmbH & Co.
                              Stephanstrasse 49
                               90478 Nurnberg
                                  Germany

                   - hereinafter called "DIEHL" or "Seller" -

                                    and

                     Brown & Sharpe Manufacturing Company
                            200 Frenchtown Road,
                               Precision Park,
                               North Kingston,
                               RI 02852-1700
                                    USA

                           - hereinafter called "B&S" -

                                    and

                         B&S's wholly-owned subsidiary

                  BROWN & SHARPE International Capital Corporation
                             200 Frenchtown Road,
                               Precision Park,
                               North Kingstown,
                                  RI 02852,
                                     USA

                     - hereinafter called "ICC" or "Buyer" -

                          INDEX

Article  1	ETABLISSEMENTS PIERRE ROCH S.A.	             Page	8
Article  2	MAUSER PRAZISIONS-MESSMITTEL GmbH	           Page	9
Article  3	Shareholder Loan	                            Page	10
Article  4	Purchase and Sale	                           Page	10
Article  5	Transfer of the ROCH-Shares	                 Page	11
Article  6	Transfer of the MPM-Share	                   Page	12
Article  7	Transfer of the Shareholder Loan	            Page	12
Article  8	Purchase Price/
	          Contingent Stock/Price Adjustment	           Page	12
Article  9	Voting Agreement, B&S Right
           of First Refusal, DIEHL Registration
           Rights, and Standstill Agreement	            Page	16
Article 10	Representations and Warranties              	Page	18
          	by DIEHL
Article 11	Representations and Warranties by B&S	       Page	28
Article 12	Liability of Seller and Buyer, B&S          	Page	30
Article 13	Further Covenants	                           Page	36
Article 14	Costs	                                       Page	53
Article 15	Publications	                                Page	53
Article 16	Supplemental Documents	                      Page	53
Article 17	Merger Control	                              Page	53
Article 18	Coming into Force	                           Page	54
Article 19	Applicable Law	                              Page	54
Article 20	Preceding Negotiations and Agreement,
	          Written Form Requirement	                    Page	54
Article 21	Partial Invalidity	                          Page	54
Article 22	Venue/Arbitration	                           Page	55
Article 23	Communications                              	Page	55

                         EXHIBITS

Exhibit  8.1.4 	20 m FF Debt structure         Art. 8.1
Exhibit 10.5.2		Disclosure re: liabilities     Art. 10.5
Exhibit 10.8		  List of Court Proceedings of   Art. 10.8
		              ROCH and MPM or claims
		              against ROCH and MPM
Exhibit 10.10.3	Legal safety requirements      Art. 10.10
Exhibit 10.11.1	List of Senior Employees       Art. 10.11
Exhibit 10.12.1	Pension / bonus arrangements   Art. 10.12
Exhibit 10.12.2	Termination liabilities        Art. 10.12
Exhibit 10.13.1	Exemptions to ownership of
		              Industrial Property Rights     Art. 10.13.
Exhibit 10.13.2 Industrial Property Rights     Art. 10.13.
Exhibit 10.13.3	Infringement                   Art. 10.13.
Exhibit 10.14	 	Agreements with Affiliates     Art. 10.14
Exhibit 10.19	 	Banking Relations              Art. 10.19
Exhibit 13.1.7		Patents etc. to be transferred Art. 13.1.7
Exhibit 13.3.1		Real Estate Lease              Art. 13.3
Exhibit 13.3.2		Option Formula                 Art. 13.3
Exhibit 13.4  		License Agreement              Art. 13.4

Preamble

As per December 17, 1993 DIEHL and B&S have negotiated for the sale and transfer of, effectively, all assets used in the worldwide conduct of DIEHL's non-CMM Metrology Business, the Roch precision measuring instruments business ("RPMI Business"). Consequently, DIEHL is willing to sell to B&S or its designee ICC, and B&S has the intention to cause ICC to purchase from DIEHL, pursuant and subject to the provisions of this Agreement, approximately 99.8 % of the share capital of ETABLISSEMENTS PIERRE ROCH S.A. and all of the share capital of MAUSER PRAZISIONS-MESSMITTEL GmbH. The aforementioned companies hold all assets and rights of the DIEHL group appertaining to the RPMI-Business.

Subject to the terms and conditions set forth herein, B&S desires to issue to DIEHL, and DIEHL desires to acquire from B&S,

(i)	175,000 shares of Class A common stock of B&S (to be adjusted in accordance with the terms of this Agreement) and

(ii)	under certain conditions set forth herein, an additional 50,000 shares of Class A common stock of B&S.

As a condition to its acquisition of shares of common stock hereunder, DIEHL has required that B&S provide DIEHL with certain rights to register the Class A common stock, and all other common stock issued hereunder to DIEHL.

Therefore, DIEHL, B&S and ICC enter into this.

SHARE PURCHASE AND TRANSFER AGREEMENT

1.	ETABLISSEMENTS PIERRE ROCH S.A.

1.1	ETABLISSEMENTS PIERRE ROCH S.A., 13 et 15, Avenue Georges de la Tour,
    54300 Luneville - hereinafter called "ROCH", is a Stock Corporation (Societe Anonyme a Directoire et Conseil de Surveillance), organized and
			 existing in accordance with the laws of France.

1.2	The share capital of ROCH amounts to FF 11,750,000. It is divided into
			 235,000 shares of FF 50 each.

1.3	DIEHL is holding, directly or indirectly, 234,513 shares (including 200
				shares held by the four members of the Supervisory Board); accordingly
				DIEHL holds approximately 99.8 % of the share capital of ROCH. These
				shares have been deposited at Societe Nanceienne, Varin-Bernier, Nancy
				and carry the account numbers 84.39, 95.06, 28.13, 92.15, 91.18. They
				are hereinafter called the "ROCH-Shares".

1.4	ROCH is registered in the Commercial Register of Nancy under the
				registration no. B 761.800.671.

1.5	The share capital of ROCH has been fully paid and no repayment of share
				capital (openly or concealed) has occurred.

1.6	ROCH owns no participations in other legal entities or partnerships or companies of any nature whatsoever nor is it under the obligation to acquire such participations, except shares in PMI Inc. ROCH has made adequate reserves on its books for costs in connection with the dissolution of that company.

2.	MAUSER PRAZISIONS-MESSMITTEL GmbH

2.1	MAUSER PRAZISIONS-MESSMITTEL GmbH, Stephanstrasse 49, 90478 Nurnberg, -
    hereinafter called "MPM" - is a limited liability company (Gesellschaft mit beschrankter Haftung), organized and existing in accordance with the laws of the Federal Republic of Germany.

2.2	The share capital of MPM amounts to DM 50,000 and consists of 1 (one)
    share.

2.3	DIEHL is holding this share in the nominal value of DM 50,000 -
    hereinafter called the "MPM-Share" -; accordingly DIEHL holds 100 % of the share capital of MPM.

2.4	MPM is registered in the Commercial Register of the Lower Court
    (Amtsgericht) of Nurnberg, registration no. HRB 5781.

2.5	The share capital of MPM has been fully paid and no repayment of share capital has occurred.

2.6	MPM owns no participations in other legal entitites or partnerships or companies of any nature whatsoever nor is it under the obligation to acquire such participations.

3.	SHAREHOLDER LOAN

As per today, DIEHL is the owner of two shareholder loans in ROCH which resulted from various business dealings between DIEHL and ROCH and amount, as of today, to FF 1,670,000.00 and FF 5,221,046.00 - to that amount collectively hereinafter referred to as the "Shareholder Loan" -.

4.	PURCHASE AND SALE

4.1	Seller hereby sells to ICC and B&S hereby causes ICC to buy from Seller economically effective as per 12/31/93, 24 o'clock / 1/1/94, 0 o'clock, Central European Time (CET), according to the terms and conditions of this Agreement, the ROCH Shares which constitute 99.8 % of the total share capital of ROCH of FF 11,750,000.

4.2	Seller hereby sells to ICC and B&S hereby causes ICC to buy from Seller economically effective as per 12/31/93, 24 o'clock / 1/1/94, 0 o'clock, Central European Time (CET), according to the terms and conditions of this Agreement, the MPM-Share which constitutes the total share capital of MPM in the nominal value of DM 50,000 (Deutsche Mark fifty thousand).

4.3	Seller hereby sells to ICC and B&S hereby causes ICC to buy from Seller economically effective as per 12/31/93, 24 o'clock / 1/1/94, 0 o'clock, central European time (CET), according to the terms and conditions of this Agreement, the Shareholder Loan. Any remaining claims of DIEHL against ROCH shall remain ordinary payables of ROCH. These payables shall be repaid within 4 weeks after the signing of this contract.

4.4	The rights to dividends, if any, of ROCH and MPM shall pass to the Buyer as of the date mentioned in 4.1 and 4.2 above.

5.	TRANSFER OF THE ROCH-SHARES

5.1	The ROCH-Shares held by DIEHL are transferred to ICC with effect of 24
March, 1994, 12 p.m. (noon) Central European Time (CET), and ICC accepts the transfer of the ROCH-Shares.

5.2	All ROCH-Shares (save for the shares held by the four members of the
Supervisory Board) are at the moment deposited at Societe Nanceienne, Varin-Bernier/SNVB, 4 Place Maginot, 54000 Nancy, in the account no. 84.39. DIEHL will give order to SNVB (ordre de mouvement) to execute the transfer of such ROCH-Shares to an account established by Buyer, and provide evidence that SNVB has executed the order.

5.3	DIEHL shall procure that the remaining 200 shares, account nos. 28.13,
91.18, 95.06, 92.15, held by the four members of the Supervisory Board will be transferred, to the extent legally permitted, to their successors upon the request of ICC.

6.	TRANSFER OF THE MPM-SHARE

	The MPM-Share held by DIEHL is transferred to ICC with effect of 24 March 1994, 12 p.m. (noon) Central European Time (CET), and ICC accepts the transfer of the MPM-Share.


7.	TRANSFER OF THE SHAREHOLDER LOAN

	The Shareholder Loan held by DIEHL is transferred to ICC with effect of 24 March 1994, 12 p.m. (noon) Central European Time (CET), and ICC accepts the transfer of the Shareholder-Loan.

8.	PURCHASE PRICE/CONTINGENT STOCK/PRICE ADJUSTMENT

8.1	  The purchase price (hereinafter the "Price") for the ROCH Shares and the
      MPM Share, sold and transferred to ICC according to this Agreement is as follows:

8.1.1	Class A Stock: B&S will issue to DIEHL a certain amount, up to but not to exceed in the aggregate 250,000, shares of B&S Class A Common Stock, $
      1.00 par value per share (the "Class A Stock"), with each share having one vote, as follows:

8.1.1.1	B&S shall issue 34,650 shares (to be adjusted in accordance with the terms of this Agreement) of Class A Stock without further compensation by DIEHL in exchange for the sale and transfer to ICC of the ROCH Shares and the MPM Share.

8.1.1.2	B&S shall issue 140,350 additional shares of Class A Stock to DIEHL at a price of FF 57/share, for cash in a total amount of FF 8,000,000 (eight million).

8.1.2	Contingent Stock Right: In addition DIEHL receives a contingent, non-
      assignable right (the "Class A Stock Right") to obtain 50,000 additional shares of Class A Stock (the "Contingent Stock") without further compensation.

Such Class A Stock Right will be exercisable if and only if during the 5-
(five) year period following the transfer of the shares of ROCH and MPM the closing price of B&S Class A Common Stock, on the New York Stock Exchange on which such shares are trading equals or exceeds $ 15 per share for any 30 (thirty) business days (whether consecutive or not) over any twelve-months period of time. On the expiration date of such five-year period, DIEHL's Class A Stock Right shall expire and be extinguished having no further force and effect.

8.1.3	Registration: The foregoing Class A Stock, the Class A Stock Right and the Contingent Stock are to be issued initially without registration under US securities laws but may be registered pursuant to Article
      13.2.1 or 13.2.2..

      B&S will use and apply the cash proceeds of payment by DIEHL for the foregoing shares of Class A Stock to the extent that should be necessary to obtain a full release of DIEHL from the existing Commerzbank AG, Paris, credit line.

8.1.4	Retention of ROCH and MPM Debt: "Debt" within the meaning of this
      Agreement shall be defined as including all third-party financial institution short-term and long-term borrowings; and any and all off-balance sheet financing including sold/discounted receivables, notes or the like.

      DIEHL has arranged to waive its shareholder loan in the amount of DM 2,495,176.63 which it has advanced to MPM, to take economic effect as of 12/31/93; this has lead to the extinction of all MPM Debt vis-a-vis DIEHL as of that date. DIEHL has arranged, as of 12/31/93, for the reduction of the Debt (as defined above) of ROCH so as to bring the total Debt of the two companies to FF 20 million, by repaying bank obligations of ROCH sufficient to bring the total Debt of the companies up to the aforementioned amount, and so as to achieve a structure of the Debt as set out in Exhibit 8.1.4. All remaining balances under the current account arrrangements between DIEHL, MPM and ROCH shall be settled within four weeks after the signing of this Agreement.

8.1.5.	Adjustments on Stock Splits and other Capital Changes: In the event of any stock split, dividend distribution, combination, reclassification, exchange of B&S Class A common stock or any other capital stock of B&S or any other transaction or event that changes the character or amount of the Class A Stock beneficially held by DIEHL (each an "Adjustment Event"), the parties hereto agree that adjustments shall be made in the character and number of shares of such Class A Stock beneficially held by DIEHL at the time of such Adjustment Event such that (x) the amount and value of the Class A Stock beneficially owned by DIEHL immediately after the Adjustment Event in relation to the number and value of the shares of Class A common stock or other capital stock of B&S held by all shareholders shall be equal to (y) the number of shares of Class A Stock beneficially owned by DIEHL immediately prior to such Adjustment Event in relation to the number of shares of Class A common stock and any other capital stock owned by all shareholders of B&S immediately prior to such Adjustment Event; provided, however, that in the event of any merger, consolidation or other business combination involving B&S, or the partial or complete liquidation thereof (each, a "Business Reorganization"), DIEHL shall be entitled to receive the value and amount of securities or other consideration in relation to the total value and amount of outstanding securities of B&S to which DIEHL would have been entitled in the absence of such Business Reorganization.

8.2	Price Adjustment:

8.2.1	The Price pursuant to Article 8.1.1.1 has been established on the basis of the estimated Losses defined below; it shall be adjusted by increasing or decreasing the number of shares of Class A Stock to be issued pursuant to 8.1.1.1 by applying the following formula on the basis of the actual Losses:


                             x =	Losses
                                 ------
                                 2 x 57, whereby x = amount of shares
      of Class A Stock (rounded down to the next available amount of shares)


8.2.2	"Losses" as used in this Agreement shall include the consolidated losses in FF of ROCH and MPM for the time period from January 1, 1994 up to the 23rd of March, 1994 (the "Interim Period").

8.2.3	The Losses shall be established by the present auditors of ROCH and
      MPM, whose opinion shall be binding upon the parties in the absence of manifest error.

8.2.4	For the purposes of establishing of the Price Adjustment the Class A
      Stock shall be calculated at FF 57 per share; losses incurred in DM shall be converted to FF at a rate of 3.44 FF/DM.

8.3	The purchase price for the Shareholder Loan shall be DM 1. Receipt by
    DIEHL is hereby acknowledged.

8.4	Upon the signing of this Agreement and at any time thereafter when due
    B&S shall convey, assign, transfer and deliver to DIEHL stock certificates representing B&S common stock as owed by B&S pursuant to this Agreement, duly endorsed or accompanied by duly executed stock powers, in proper form for transfer and with all appropriate stock transfer tax stamps affixed. B&S hereby agrees and covenants with DIEHL that at any time and from time to time after the date hereof, it shall execute and deliver such further instruments of conveyance, assignment, transfer, endorsement, direction and authorization as shall be sufficient, requisite and advisable, in the opinion of DIEHL or its counsel, to effect the conveyance, assignment, transfer and delivery of all such shares of common stock to DIEHL.

8.5	Upon signing of this Agreement, in satisfaction of its obligation under
    Article 8.1.1.2 DIEHL shall deliver to B&S by bank cheque of Societe Generale, Elsassische Bank an amount equal to FF 8 million (Eight million French Francs).

9.	Voting Agreement, B&S First Refusal, DIEHL Registration Rights and
   Standstill Agreement

9.1	Voting Agreement: DIEHL agrees to vote all shares of Class A Stock or any other class of voting security of B&S, now or hereafter owned or controlled by it, to elect as directors, in any election of directors of B&S subsequent to the date hereof, such persons as designated by B&S as nominees for directors of the board of directors of B&S. DIEHL shall not vote to remove any member of the board of directors of B&S designated in accordance with this Article 9.1.; provided, however, that the agree-ments contained in this Article 9.1 shall terminate and be of no further force and effect upon the first to occur of any of the following dates or events: (i) December 31, 1995; (ii) the transfer by DIEHL of its shares of Class A common stock to a third party; or (iii) the occurrence of a change in control (as such term is defined in the Act (as defined in Article 14.2)) with respect to B&S.

9.2	B&S Right to First Refusal to Purchase DIEHL Class A Stock: If at any
    time within two years from the date hereof DIEHL wishes to sell, assign or transfer, by gift or otherwise, to one person more than 100,000 shares of Class A common stock in one transaction or a series of tran-sactions, DIEHL shall first submit a written offer (an "Offer") to sell, assign, or transfer such shares to B&S, on terms and conditions, including price, not less favorable to B&S than those on which DIEHL proposes to sell, assign or transfer such shares of Class A Stock to the transferee.

The Offer shall disclose (i) the identity of the proposed transferee; (ii) the number of shares proposed to be sold, assigned or transferred;
(iii) the terms of the proposed sale, assignment or transfer; and (iv) any other material facts relating to the proposed sale, assignment or transfer.

B&S shall have a period of ten (10) days after receipt of such Offer (the "Exercise Period") during which to accept or reject it. In the event that B&S shall elect on a timely basis to purchase or otherwise acquire the shares covered by the Offer, B&S shall communicate in writing such election ("Purchase Election") to DIEHL. The Purchase Election shall specify a date for the closing of such sale or transfer to occur within five (5) business days from the date of the Purchase Election. A Purchase Election shall, when taken in conjunction with the Offer, be deemed to constitute a valid, legally binding and enforceable agreement for the transfer of the shares covered thereby. In the event that B&S shall not elect to purchase or otherwise acquire all of the shares offered pursuant to the Offer by DIEHL, the shares not so purchased or otherwise acquired may be sold, assigned or transferred by DIEHL within a reasonable time after the expiration of the Exercise Period. Any such sale, assignment or transfer shall be to the same proposed transferee, at not less than the price and upon other terms and conditions not more favorable to the transferee than those specified in the Offer. Any shares not sold, assigned or transferred within such period after the expiration of the Exercise Period shall continue to be subject to the requirements of a prior offer to B&S pursuant to this Article 9.2.

9.3	DIEHL shall have the right to registration of its shares of Class A
    Stock pursuant to Articles 13.2.1 and 13.2.2. B&S will endeavour to guide DIEHL to facilitate, (subject to B&S's right of first refusal set forth in Article 9.2), the sale of any agreed upon amount of DIEHL shares of Class A Stock to likely accredited institutional buyers prior to the expiration of the Rule 144 24-month holding period who would be permitted under applicable rules to purchase the stock for investment. After expiration of such 24-month period, DIEHL will be free to sell its B&S Shares in accordance with the provisions of Article 13.2.

9.4	Standstill Agreement: DIEHL will not, and guarantees that none of its affiliates (within the meaning of Sec. 16 pp Stock Corporation Act) will, purchase or otherwise acquire any additional shares of B&S stock without prior approval from B&S's Board of Directors except however as may be necessary to maintain the level of their ownership interest in B&S if B&S issues stock for cash.

10.	Representations and Warranties by DIEHL

DIEHL hereby warrants and represents to B&S and ICC (Zusicherung im Wege eines verschuldensunabhangigen Garantieversprechens, S 305 BGB):

10.1	All written information regarding the factual status of ROCH, MPM, their business operations and their financial conditions, supplied by DIEHL to B&S during the course of the negotiations since July 1993 for the transaction contemplated in this Agreement is correct and not misleading in all material respects. Estimates regarding the future performance of the companies were based on reaso-nable business judgement at the time. The statements in Articles 1 and 2 of this Agreement are correct. Upon the implementation of this Agreement, B&S will effectively acquire the RPMI Business. There are no contracts or commitments of any nature which would affect the share capital of ROCH or MPM, e. g. capital increases or reductions, redemptions or dissolutions.

10.2	The Seller is the owner of the ROCH-Shares and the MPM-Share, which have been validly created. The Seller can freely dispose of these shares and these shares are not subject to any option or pre-emption right and are free and clear of any encumbrances or other rights or claims of third parties. Seller has all permissions which might be necessary under corporate and/or legal aspects to sell these shares.

10.3	ROCH and MPM are validly existing in accordance with the laws of the
     Republic of France and the Federal Republic of Germany, respectively, and have the right to pursue the objects indicated in their respective articles of association.

10.4	The articles of association of ROCH and MPM as presently in effect and certified extracts from the commercial registers for each of ROCH ("extrait K-Bis") and MPM ("Handelsregisterauszug") have been submitted previously by Seller to Buyer and reflect the presently effective legal status.

10.5	The audited annual accounts (including the notes) as of 12/31/93 of
     ROCH and MPM, respectively, (the "Accounts") have been prepared in accordance with generally accepted French or German bookkeeping and accounting principles, respectively, applied for the preparation of the balance sheets and those of previous years on a consistent basis, and present a true and fair view of the net worth (Vermogenslage), financial position (Finanzlage), earnings position (Ertragslage) and state of affairs (Lagebericht) where legally required of ROCH and MPM as per 12/31/92. These Accounts have been handed over to ICC prior to the signing of this Agreement.

Irrespective of the generality of the foregoing, save as disclosed in
Exhibit 10.5.2 the Accounts:

- -	make full accruals for all bad and doubtful debts, depreciation, obsolescence of assets and all foreseeable losses;

- -	include stock and work in progress at the lower of cost and net realisable value and have written down or written off as appropriate all slow moving, redundant, obsolete, damaged, defective or unsaleable stock;

- -	are not affected by any extraordinary or non-recurring item unless other-
  wise expressly stated therein;

- -	correctly reflect all assets of the relevant companies, including (without limitations), subject to the general reserve for non-collectibility of receivables, the receivables and do not place values on assets in excess of market values (on a going concern basis) as of the relevant balance sheet day;

- -	fully depreciate the fixed assets of the relevant companies in accordance with the proper accounting standards applicable in each jurisdiction;

- -	show, at least as below the line items, all liabilities (including, but not limited to, uncertain liabilities (ungewisse Verbindlichkeiten), con-
  tingent liabilities (Eventualverbindlichkeiten), imminent losses resulting from pending transactions (drohender Verlust aus schwebenden Geschaften) of any kind and nature whatsoever, regardless of whether or not actual, contingent, determined, determinable, qualified, disputed or otherwise, regardless of whether or not such liabilities, contingent liabilities or losses were recognizable at the time the relevant accounts have been prepared, or whether or not such liabilities had to be shown in the relevant accounts (for instance, off-balance sheet items).

To the extent that there are capitalization options (Aktivierungswahlrechte) no capitalization has taken place, and to the extent that there are options to include items in the liabilities (Passivierungswahlrechte) such items have been included, and all statutorily permitted depreciations and accruals have been taken, save as disclosed in Exhibit 10.5.2.

Since December 31, 1993 :

- -	ROCH and MPM have carried on their businesses in the ordinary and usual course without any interruption or alteration in the nature, scope or manner of their business, moreover, all dealings have been made at arm's length as between unrelated parties;

- -	there has been no material adverse change in the financial or trading position of ROCH and MPM;

- -	ROCH and MPM have not acquired or agreed to acquire any asset for a consideration which is materially higher than market value at the time of acquisition and have not disposed of or agreed to dispose of any asset for a consideration which is materially lower than market value or book value, whichever is the higher, at the time of disposal;

- -	ROCH and MPM have not assumed or incurred any liability or entered into any commitment outside the normal course of business, such as purchases of raw material, services and capital expenditures;

- -	there have been no unusual increases or decreases in stock levels or bank debt;

- -	no distribution of capital or income, whether openly or concealed, has been declared, made or paid in respect of any share in ROCH or MPM;

- -	no supplier to or customer of ROCH or MPM who provides more than 10 % to, or purchase more than 10 % from, the relevant company has been lost, or has indicated intentions to cease or substantially reduce, business relations. The same holds true for the whole of the year 1993.

- -	the total Debt of ROCH and MPM has been reduced, as of 12/31/93 as agreed in
  8.1.4 without any unusual sale of fixed or current assets of any of the two companies.

10.6	ROCH and MPM have properly filed all tax returns to be filed and/or paid all taxes to be paid as per 12/31/93 and the accruals and reserves for taxes reflected in the balance sheet are adequate to cover all taxes due and payable for the periods.

     All taxes and other public dues of any kind (Abgaben, Sozial- und Arbeitslosenversicherungsbeitrage etc.) payable as due by ROCH or MPM, respectively, which relate to the time up to the date hereof and which have not been paid shall be payable by DIEHL. No public grants or subsidies are subject to repayment.

     Neither ROCH nor MPM will be required to pay (it being understood that the reduction of losses carried forward is not a payment within the meaning of this subparagraph) any additional taxes or other public dues in connection with MPM's acquisition of parts of the business of ROCH (MPM goodwill).

10.7	ROCH and MPM are entitled to all assets and rights which are listed in their Accounts or which are used in their operations, except as far as leased or held under other rights or disposed of in the ordinary course of business. Save for customary retentions of title in favour of suppliers such assets are not charged with any rights or claims of any third party except for those which are reflected in the balance sheets and except for any charges provided by law. They are in a usable condition and have been properly maintained.

10.8	ROCH and MPM are not involved in any court actions as plaintiff or defendants, administrative proceedings with a financial impact on the relevant company of more than DM 20,000 (Deutsche Mark twenty thousand) in one single case (or in a series of related cases) or DM 100,000 (Deutsche Mark one hundred thousand) in the aggregate, or in criminal investigations, and none of its employees is subject to criminal investigations (including administrative offences (Ordnungswidrigkeiten)) concerning the RPMI Business, except those actions which have been listed in Exhibit 10.8. There are also no claims in an amount of more than DM 20,000 (Deutsche Mark twenty thousand) which have been raised in writing. To the best of the knowledge of the management there are no facts which could lead to court actions, administrative proceedings, or criminal investigations in the future.

10.9	ROCH and MPM have all official permits required for the operations as presently run and the operations of ROCH and MPM are, in all material respects, run in accordance with such official permits and all applicable laws and regulations. To the best of the knowledge of the management there are no reasons why any permit should be cancelled or revoked following the implementation of this Agreement.

10.10	Neither ROCH nor MPM materially infringe any laws and regulations, in particular:

10.10.1	those regarding the protection of the environment; there has not been and there is no negative impact on the environment which could cause any damages or fines or impediments by public authorities, or civil obligations vis-a-vis third parties of any kind to remedy pollution;

10.10.2	the buildings belonging to and used by ROCH have been constructed in accordance with the applicable building laws and regulations, construction plans and are maintaind in accordance with said laws;

10.10.3	the machines and the other equipment of ROCH comply with the legal safety requirements save as disclosed in Exhibit 10.10.3;

10.10.4	the conduct of ROCH and MPM does not violate export restrictions of any applicable jurisdiction;

10.10.5	neither ROCH nor MPM violate antitrust laws of any applicable jurisdiction;

10.10.6	ROCH and MPM are in material compliance with the applicable labour law provisions;

10.10.7	ROCH and MPM are in material compliance with all applicable product liability provisions.

10.11	ROCH and MPM did not enter into contracts outside of their normal course of business. They are not party to any arrangement which would be subject to termination as a consequence of the implementation of this Agreement. They are not, and have not been, party to any agreements with the senior employees listed in Exhibit 10.11.1 (other than such employees' employment contracts). The companies are in no material default (erheblicher Zahlungs- oder Leistungsverzug) with regard to any significant obligation.

10.12	Save as disclosed in Exhibit 10.12.1 there are no agreements and obligations relating to pensions, other social benefits, profit participations other than legally forseen, turnover participations or other success bonuses as well as similar agreements. Save as disclosed in Exhibit 10.12.2 there are no liabilities associated with employees whose work contracts ROCH or MPM has terminated, or laid off prior to the date hereof or put on part-time or temporary status or the like, including but not limited to severance pay or pension liabilities except those liabilities which are a consequence of lay off or termination decisions made by ROCH and/or MPM at the specific direction of B&S.

10.13	Save as disclosed in Exhibit 10.13.1 and subject to the arrangements in Article 13.1.7, ROCH and MPM own all industrial property necessary to carry on their business operations. All industrial property rights set out in Exhibit 10.13.2 are owned by ROCH or MPM, have been properly maintained and have not be challenged by any third party. To the best of the knowledge of the management of ROCH or MPM neither ROCH nor MPM infringes upon the industrial property rights of third parties. Save as disclosed in Exhibit 10.13.3, to the best of the knowledge of the management of ROCH or MPM , no allegations of infringement have been raised by third parties and to the best of the knowledge of the management, there are no circumstances which would make it likely, that such allegations be raised in the future.

10.14	Save as disclosed in Exhibit 10.14 neither ROCH nor MPM  are parties to any agreement with DIEHL or with a person affiliated with DIEHL (within the meaning of Sec. 16 pp German Stock Corporation Act or otherwise) which would survive following the execution of this agreement, and any such agreements (save as disclosed) have been terminated without compensation for the relevant counter part.
      Neither ROCH nor MPM are subject to enterprise contracts (Unternehmensvertrage), for instance, profit and loss assumption agreements.

10.15	ROCH or MPM, respectively, have been properly insured with respect to their assets, business operations and product liability, respectively, as of the date of the signing of this Agreement. The companies have always complied with the terms of the relevant insurance policies.
      The premiums have been paid, and no notice has been given or received by ROCH or MPM.

10.16	Neither ROCH nor MPM owns any real estate.

10.17	DIEHL acknowledges that the Class A Stock and the Class A Stock Right
      (and the Contingent Stock if issued) will be issued without registration under the Act (as defined in Article 13.2 below) on the basis that the transactions contemplated by this Agreement do not involve any public offering of securities pursuant to the exemption from registration under Section 4 (2) of such Act, it being also the intention of the parties that the stock issuance transactions contemplated hereunder will be covered by the provisions of Rule 505 of Regulation D promulgated by the Securities and Exchange Commission under the Act. DIEHL confirms to B&S that it is acquiring the Class A Stock and the Class A Stock Right (and any contingent Stock thereunder) for its own account for investment with no present intention, now and on any date of acquisition, to make a distribution of such securities except that DIEHL contemplates the eventual sale of such securities either pursuant to a registration under the Act or an exemption therefrom, as the case may be, and that it has been advised in this transaction by counsel experienced in US securities law matters. DIEHL acknowledges (I) that it has been fully informed of the limitations that are implicit in the fact that the securities referred to above are not registered under the Act and may not be sold or transferred, which DIEHL contemplates eventually to occur, absent registration or an exemption therefrom; (ii) that except as expressly provided in this Agreement B&S has no obligation to register any of such securities; (iii) that the exemptions from the registration requirements of such Act are limited; and (iv) that such securities are required to bear and will bear a legend to note such restrictions on their transfer in substantially the following form:

     	"The securities represented hereby have not been registered under the Securities Act of 1933 and may not be offered or sold in the absence of an opinion of counsel satisfactory to the issuer thereof that such registration has been effected or an exemption therefrom is available. Transfer may be refused in the absence of such opinion."

      DIEHL acknowledges receipt from B&S of publicly available financial information concerning B&S and that it has had the opportunity to obtain additional information concerning B&S. DIEHL represents and agrees that it has not taken prior to the date of this Agreement, and will not take after the date of this Agreement, any action that would make unavailable the exemption provided in Section 4 (2) of the Act or Rule 505 promulgated thereunder with respect to the receipt by it of the securities referred to above; and, that prior to delivery of the securities, it will take such actions to execute such documents as counsel for B&S may reasonably require in connection with compliance with federal and state securities laws and other legal matters.

10.18	ROCH and MPM  have no obligation to accept returns
      (Rucknahmeverpflichtung, ausqenommen qesetzliche
      Rucknahmeverpflichtungen) from, or do extend credit terms to, its customers (outside the normal course of business) and have no policy, custom or practice of accepting such returns or extending credit.

10.19	Exhibit 10.19 contains a true and complete list, as of the date hereof, of each bank or other financial institution, trust company or brokerage firm in which ROCH or MPM has an account or safe deposit box, and the names of all persons authorized to draw thereon, have access or transact business with respect thereto.

11.	Representations and Warranties of B&S;

   	B&S hereby warrants and represents do Seller (Zusicherungim Wege eines verschuldensunabhangigen Garantieversprechens, S 305 BGB) as of today:

11.1	B&S has all necessary corporate power and authority to execute and deliver this Agreement and the Class A Stock Right and to carry out its obligations thereunder and to cause any of its subsidiaries to carry out any of its obligations under this Agreement. The execution and delivery of this Agreement, the Class A Stock Right and the consummation of the transactions contemplated thereby have been duly authorized by the Board of Directors of B&S. This Agreement and the Class A Stock Right constitute the valid and legally binding obligation of B&S and is enforceable against B&S in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles; and, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default under any provision of the charter or by-laws of B&S or any mortgage, indenture, lease agreement or other instrument, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to B&S or any of its properties. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority of the United States is required in connection with the execution and delivery of this Agreement and the Class A Stock Right or the consummation of the transactions contemplated thereby by B&S.

11.2	B & S's authorized capital stock consists of 15,000,000 shares of Class
     A Common Stock, 2,000,000 shares of Class B Common Stock, and 1,000,000 shares of Preferred Stock. On March 4, 1994 there were issued and outstanding 4,468,138 shares of Class A Common Stock, 545,680 shares of Class B Common Stock and no shares of Preferred Stock. The Class A
     Stock to be issued in connection with the transactions contemplated hereby will have been duly authorized and, when issued under this Agreement, shall be validly issued, fully paid and non-assessable.
     The Class A Stock Right has been duly authorized and when executed and delivered in accordance with the terms of this Agreement will be the valid and legally binding obligation of B&S and will be enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and and remedies of creditors. B&S has reserved a sufficient number of shares of Class A Stock for issuance upon the exercise of the Class A Stock Right, and upon issuance, such Contingent Stock shall be duly authorized and validly issued, fully paid and non-assessable. The Class A Stock and the Contingent Stock will be duly authorized for listing on the New York Stock Exchange on or shortly after the issue thereof pursuant to this Agreement. References to the Class A Stock in this Section include any additional shares of such stock that may be issued to DIEHL pursuant to the post-closing purchase price adjustment or issued as a result of any Adjustment Event pursuant to Article 8.1.5.

11.3	Copies of the B & S's 1992 and 1991 Annual Reports, which contain the consolidated balance sheet and income statement of B&S and its subsidiaries at and for the years ending December 26, 1992 and December 28, 1991 and are audited by Coopers & Lybrand, and the first quarter 1993 10 Q reports have been made available to DIEHL. Such financial statements are true and complete in all material respects and have been prepared in accordance with US generally accepted accounting principles consistently applied throughout the periods indicated and fairly present the financial condition of the entities covered thereby, as of the dates thereof, and the results of their operations for the indicated periods.

12.	Liability of DIEHL and ICC; of B&S

12.1	Liability of DIEHL in connection with its representations and warranties under Article 10 shall be as follows:

12.1.1	In case any representation or warranty of DIEHL in Article 10 should turn out to be incorrect in whole or in part and should such incorrectness result in a claim exceeding FF 100,000 (French Francs one hundred thousand) in the aggregate (such amount of FF 500,000 to serve as a deductible, so that only claims of ICC shall be acknowledged to the extent they exceed that amount in the aggregate), DIEHL shall be obligated to place ICC or, at the option of ICC, the relevant company would be if the representation and warranty had been correct. In case DIEHL does not place ICC or the relevant company in such position within 90 days after ICC has notified DIEHL in writing of the breach of a representation or warranty, ICC shall be entitled to be compensated, at the option of DIEHL, either in cash or in B&S shares which had been previously issued by B&S to DIEHL pursuant to this Agreement, to be valued at FF 57/share. In the event that the shares have already been transferred to third parties or to the extent that the transfer of shares to ICC would not suffice to compensate the breach, DIEHL shall compensate ICC in cash.

      	ICC shall not be entitled to demand additional damages, including compensation for lost profit, or to cancel or to withdraw from this Agreement.

12.1.2	The period for asserting claims under Article 12.1.1 shall run

12.1.2.1	in respect of claims for an untrue representations/warranty until
         September 30, 1995 unless DIEHL maliciously or intentionally made wrong representations. In the case of a maliciously or intentionally wrong representation, the statutory period shall apply;

12.1.2.2	in respect of tax liabilities, and for liabilities for the payment of other public dues until the expiry of three months after the assessments (including correction assessments issued after a tax or other audit, if any) for the taxes or dues related to the relevant period have become final and unappealable.

12.1.2.3	In order to meet the periods of asserting claims mentioned in
         12.1.2.1 and 12.1.2.2. it is not necessary to assert the claim in a formal procedure. Written notification to DIEHL by letter, telex, cable or telefax, mailed or sent by the dates specified in
         12.1.2.1 and 12.1.2.2 shall be sufficient. Notification sent by telex, cable or telefax shall be confirmed by letter. Such confirmation letter, however, does not have to be sent within the said period.

12.1.2.4	Claims which have been asserted by ICC in accordance with 12.1.2.3 above until September 30, 1995 shall be barred if they are not asserted before the arbitration panel at the latest 6 months following the assertion, but not before September 30, 1995.

12.1.3	ICC has the obligation to inform DIEHL immediately in writing in case third parties have announced or threatened claims against ICC, ROCH, or MPM which could lead to the liability of DIEHL according to
       Article 12.1. ICC will supply DIEHL with all pertinent information and documentation which may be necessary to judge the entitlement of the announced or threatened claim.

      	The parties will notify each other of the defense strategies against any of the above mentioned claims. DIEHL will have the opportunity to participate in the defense of the claim in an appropriate way. In case ICC is not willing to defend itself against the claim, regardless what its legal reasons may be, ICC will permit DIEHL to defend itself in its own name and costs against the claim as far as a defense against such a claim does not interfere with its own business actions.

12.1.4	In case of a breach of a representation or a warranty by DIEHL, ICC has exclusively the claims provided for in this Agreement.

12.1.5	DIEHL's liability in connection with claims of ICC vis-a-vis DIEHL for breach of a representation or warranty shall, in total, be limited to a cap of FF 5,500,000 in the aggregate.

      	Further, claims under the representations and warranties shall not be capped under this Article 12.1.5 if and to the extent they were intentionally or grossly negligently made or given incorrectly by DIEHL, or its representatives (having made proper inquiries with the management) during the negotiations of this Agreement. DIEHL's knowledge or negligence shall include the knowledge or negligence of the senior managers Pauchot and Wolf.

12.1.6	There shall be no restrictions whatsoever with regard to claims of
       ICC for damages under the representations and warranties given by DIEHL with respect to taxes and other public dues (Article 10.6) payable by MPM or ROCH.

      	The aforementioned waiver of the restrictions contained in this
       Article 12.1.6 shall apply to the de minimis clause and the basket (Article 12.1.1) and the cap (Article 12.1.5).

12.2	The liability of B&S in connection with its representation and warranties in Article 11 shall be as follows:

12.2.1	In case any representation or warranty of B&S in Article 11 should turn out to be incorrect in whole or in part and should such incorrectness result in a claim exceeding FF 100,000 (French
       Francs one hundred thousand), in each individual case or series of related cases, and FF 500,000 (French Francs five hundred thousand) in the aggregate (such amount of FF 500,000 to serve as a deductible, so that only claims of DIEHL shall be acknowledged to the extent they exceed that amount in the aggregate), B&S shall be obligated to place DIEHL in a position in which DIEHL would be if the representation and warranty had been correct. In case B&S does not place DIEHL in such position within 90 days after DIEHL has notified B&S in writing of the breach of a representation or warranty, DIEHL shall be entitled to be compensated, at the option of B&S, either in cash or in B&S shares to be valued at FF 57/share.

      	DIEHL shall not be entitled to demand additional damages, including compensation for lost profit, or to cancel or to withdraw from this Agreement.

12.2.2	The period for asserting claims under Article 12.2.1 shall run

12.2.2.1	in respect of claims for an untrue representation/warranty until
         September 30, 1995 unless B&S maliciously or intentionally made wrong representations. In the case of a maliciously or intentionally wrong representation, the statutory period shall apply;

12.2.2.2	in respect of tax liabilities, and for liabilities for the payment of other public dues until the expiry of three months after the assessments (including correction assessments issued after a tax or other audit, if any) of the taxes or dues related to the relevant period have become final and unappealable.

12.2.2.3	In order to meet the periods of asserting claims mentioned in
         12.2.2.1 and 12.2.2.2 it is not necessary to assert the claim in a formal procedure. Written notification to B&S by letter, telex, cable or telefax, mailed or sent by the date specified in
         12.2.2.1 and 12.2.2.2 shall be sufficient. Notification sent by telex, cable or telefax shall be confirmed by letter. Such confirmation letter, however, does not have to be sent within the said period.

12.2.2.4	Claims which have been asserted by DIEHL in accordance with
         12.2.2.2 above until September 30, 1995 shall be barred if they are not asserted before the arbitration panel at the latest 6 months following the assertion, but not before September 30, 1995.

12.2.3	DIEHL has the obligation to inform B&S immediately in writing in case third parties have announced or threatened claims against DIEHL which could lead to the liability of B&S according to Article 12.2. DIEHL will supply B&S with all pertinent information and documentation which may be necessary to judge the entitlement of the announced or threatened claim.

      	The parties will notify each other of the defense strategies against the abovementional claim. B&S will have the opportunity to participate in the defense of the claim in an appropriate way. In case DIEHL is not willing to defend itself against the claim, regardless what its legal reasons may be, DIEHL will permit B&S to defend itself in its own name and costs against the claim as far as a defense against such a claim does not interfere with its own business actions.

12.2.4	In case of a breach of a representation or a warranty by B&S, DIEHL has exclusively the claims provided for  in this Agreement.

12.2.5	B & S's liability in connection with claims of DIEHL vis-a-vis B&S for breach of a representation or warranty shall, in total, be limited to a cap of FF 5,500,000 in the aggregate.

      	Further, claims under the representations and warranties shall not be capped under this Article 12.2.5 if and to the extent they were intentionally or grossly negligently made or given incorrectly by B & S, or its representatives (having made proper inquiries with the management) during the negotiations of this Agreement.

12.3	The liability of DIEHL, B&S or ICC, respectively, in connection with covenants, promises and other undertakings of any kind shall be as follows:

    	In the event that one of the covenants, promises or undertakings, contained in this Agreement shall not be fulfilled, the relevant other party shall have the right to demand fulfillment, giving adequate notice. Upon the expiration of the relevant notice period, the party who is obliged to perform under the covenant, promise or undertaking shall be obligated to compensate the relevant other party in cash. There shall be no right to cancellation or to withdrawal from this Agreement, and no compensation other than case (unless DIEHL fails to provide good title to the ROCH Shares or the MPM Share).

13.	Further Covenants

13.1	DIEHL shall provide to ICC at no costs to ICC:

13.1.1	Certificates of releases of third parties for all security,
       guarantees, comfort letters and the like, if any, extended by ROCH or MPM, respectively, on behalf or in the interest of DIEHL or its affiliates (within the meaning of Sections 16 pp Stock Corporation
       Act);

13.1.2	DIEHL will procure that one of the existing members of the Board of
       Directors (Supervisory Board) of ROCH will resign, and be replaced by an appointee of ICC at no cost. Such appointee shall become president of ROCH. DIEHL will further procure that all present managing directors of MPM (except Mr. Elsner) will resign at no cost. DIEHL will further procure that all members of the Board of Directors (Supervisory Board) of ROCH (except ICC's appointees) had in resignation letters at no cost to take effect at the next ordinary shareholders' meeting of ROCH.

13.1.3	Minutes of the board meeting of the Board of Directors (Supervisory
       Board) of ROCH at which the transaction contemplated in this Agreement is approved;

13.1.4	The minutes of the meeting of the works counsel (Commite d'
       Entreprise) giving its opinion on the proposed transfer of the ROCH
       Shares;

13.1.5	A transfer order in favour of ICC, duly signed by DIEHL, for the ROCH
       Shares, and substantiation that the SNVB has executed the order to transfer the ROCH Shares;

13.1.6	DIEHL shall procure that the patents and other industrial property rights set out in Exhibit 13.1.7 shall be validly transferred, together with all applicable files and other documentation, to ROCH at no cost.

13.2	B&S covenants with DIEHL that DIEHL shall have the following rights with respect to registration of its shares of Class A Stock (including any Contingent Stock) to be issued to it by B&S.

13.2.1	DIEHL Demand Registration Rights:  Subject to the conditions and limitations set forth herein, DIEHL shall have a one-time right exercisable during the one-year period commencing on a date which is two (2) years from the date hereof and ending on a date which is three (3) years from such date, (the "Registration Rights Period") to request that B&S register shares of its Class A Stock under the Act (as defined herein). Upon receipt of a notice from DIEHL during the foregoing one-year period requesting registration of shares of its Class A Stock and specifying the intended method or methods of disposition of such Registrable Shares (as defined herein), B&S will prepare and file with the Commission (as defined herein) a registration statement on such form as shall be selected by B&S in accordance with the provisions of Article 13.2.3 to permit the disposition of the Registrable Shares included in the notice in accordance with the intended method or methods of this disposition. Notwithstanding the foregoing provisions of this Article 13.2.1, B&S will not be required to effect, or to take any action to effect, any such registration pursuant to such Article:

     	(i)	if the request for registration does not request the registration of at least 100,000 shares of DIEHL's Class A Stock and contain a representation of a good faith intention to sell such shares pursuant to the registration statement;

    	(ii)	if the Board of Directors of B&S determines in good faith that the public sale of securities or the filing of a registration statement at such time would be materially detrimental to B&S and in which case B&S may defer registration for a period not to exceed ninety
          (90) days provided however that the B&S Board may defer registration hereunder no more than one time during the Registration Rights Period and the Registration Rights Period shall in the event of such deferral be extended by the period of such deferral.; or

   	(iii)	if in the written opinion of counsel to B&S, and, if the manner of disposition proposed is an underwritten offering, in the written opinion of counsel to the proposed underwriter, delivered to B & S's transfer agent, and to DIEHL registration under the Act is unnecessary to permit the sale or transfer of the Registrable
          Securities proposed to be sold in the Registration in the manner described in the request.

13.2.2	DIEHL Incidental Registration Rights:  If B&S proposes at any time during the two-year period preceding commencement of the Registration Rights Period in Article 13.2.1 to register any shares of its Class A common stock under the Act, whether or not for sale for its own account on a form which would permit registration of DIEHL's Registrable Securities for sale to the pbulci under the Act, it will at such time give written notice to DIEHL of its intention to do so, specifying the form and manner and the other relevant facts involved in such proposed registration.

      	Upon the written request of DIEHL delivered to B&S within 30 days after the giving by B&S of any such notice to DIEHL to include its Registrable Shares in such registration (which request shall specify the Registrable Securities intended to be disposed of and the intended method of disposition thereof), B&S will sue its best efforts as a part of its filing to effect the registration under the Act of all Registrable Securities which B&S has been so requested to register by DIEHL to the extend requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities to be registered, provided, however, in all cases that:

      	-	if (I) the registration so proposed by B&S involves an underwritten offering (whether or not for sale for the account of B&S) to be distributed on a firm commitment basis by or through one or more underwriters of recognized standing under underwriting terms appropriate for such a transaction; (ii) the Registrable Securities so requested to be registered for sale for the account of DIEHL are not also to be included in such underwritten offering (either because B&S has not been requested so to include such Registrable
         Securities pursuant to Article 13.2.2 hereof or, if requested to do so, has been unable to include such Registrable Securities after using reasonable efforts to do so as provided in Article 13.2.6 hereof); and (iii) the managing underwriter of such underwritten offering shall advise B&S in writing that, in its opinion, the distribution of all or a specified portion of such Registrable
         Securities concurrently with the securities being distributed by
	        such underwriters will substantially interfere with the successful offering of such securities by such underwriters (such opinion to state the approximate number of shares of DIEHL's Class A stock which can be distributed without such effect), then B&S will promptly furnish DIEHL with a copy of such opinion and may require, by written notice to DIEHL accompanying such opinion, that the number of shares of Registrable Securities to be included in such registration statement be limited to the number indicated in such opinion;

        	B&S shall not be obligated to effect any registration of Registrable
         Securities under this Article 13.2.2 incidental to any registration involving any of its securities other than its Class A common stock, or incidental to the registration of Class A common stock in connection with any merger, acquisition, exchange offer, dividend reinvestment plan or stock option or other employee benefit plan;
         and

        	if, at any time after giving written notice to DIEHL of its
         intention to register shares of its Class A common stock and prior
									to the effective date of the registration statement filed in
									connection with such registration, B&S shall determine for any
									reason either not to register or to delay registering such shares
									of common stock, B&S may, at its election, give written notice of
									such determination to DIEHL and, thereupon, (I) in the case of a
									determination not to register, shall be relieved of its obligation
								 to register any Registrable Securities in connection with such
									registration, without prejudice, however, to the rights of DIEHL to
								 request that such registration be effected as a registration under
									Article 13.2.1, and 13.2.2 in the event of another incidental
								 registration, and (ii) in the case of a determination to delay
									registering, shall be permitted to delay registering any Registrable
									Securities for the same period as the delay in registering such
									other shares of its Class A common stock.

13.2.3	Preparation of Registration Statement, etc.:  In the event and
							whenever B&S is required to use its best efforts to effect the
							registration of any Registrable Securities under the Act as provided
							in Articles 13.2.1 and 13.2.2 hereof, it will as expeditiously as
							possible:

						(i)	Prepare and (in the case of a registration pursuant to Article
										13.2.1 hereof, within 45 days after the end of the period within
										which a request for registration may be delivered to it) file with
									 the Commission a registration statement with respect to such
										Registrable Securities and use its best efforts to cause such
										registration statement to become effective and will cause such
										registration statement to remain effective for a period not to
										exceed ninety (90) days during which DIEHL may sell and dispose of
									 its Registrable Securities; provided that before filing such
										registration statement any amendments thereto, B&S will furnish to
									 counsel selected by DIEHL copies of all such documents proposed to
									 be filed, which documents will be subject to the review of such
										counsel;

					(ii)	prepare and file with the Commission such amendments and
										supplements to such registration statement and the prospectus used
									 in connection therewith as may be necessary to keep such
										registration statement effective for the registration period and
										to comply with the provisions of the Act with respect to the
										disposition of all Registrable Securities and other securities
										covered by such registration statement until such time as all of
										such Registrable Securities have been disposed of in accordance
										with the intended methods of disposition by DIEHL thereof set
										forth in such registration statement, but in no event for a period longer than ninety (90) days after such registration statement becomes effective;

    (iii)	furnish to DIEHL such number of conformed copies of such
          registration statement and of each such amendment and supplement thereto (in each case including all exhibits, except that B&S shall not be obligated to furnish DIEHL with more than two copies of such exhibits other than incorporated documents), such number of copies of the prospectus included in such registration statement (including each preliminary prospectus and any summary prospectus) in conformity with the requirements of the Act, such documents incorporated by reference in such registration statement or prospectus, and such other documents, as DIEHL may reasonably request in order to facilitate the disposition of its Registrable Securities covered by such registration statement;

     (iv)	use its best efforts to register or qualify such Registrable
          Securities under such securities or blue sky laws of such jurisdictions as DIEHL shall reasonably request, and do any and all other acts and things which may be necessary or advisable to enable DIEHL to consummate the disposition in such jurisdictions of its Registrable Securities covered by such registration statement;

      (v)	furnish to DIEHL a signed counterpart addressed to DIEHL of an appropriate opinion of counsel for B & S covering substantially the same matters with respect to such registration statement
          (and the prospectus included therein) as are customarily covered in opinions of issuer's counsel delivered to underwriters in underwritten public offering of securities;

     (vi)	immediately upon becoming aware of the same, notify DIEHL as seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Act, of the occurrence of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such seller prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

    (vii)	unless such Registrable Securities are already listed on each securities exchange, if any, on which B & S's Class A common stock is then listed, use its best efforts to list the Registrable Securities on such securities exchange.

          DIEHL agrees that upon receipt of any notice from B & S of the occurrence of any event of the kind described in clause (vi) of this Article 13.2.3 that it will forthwith discontinue its offering or disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until it receives copies of the supplemented or amended prospectus contemplated by said clause (vi) and, if so directed by B & S, will deliver to B & S (at B & S's expense) all copies, other than permanent file copies, then in such holder's possession of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

13.2.4	Information Concerning DIEHL: B & S may require DIEHL as a seller of
       Registrable Securities as to which any registration is being effected to furnish B & S such information regarding DIEHL and the distribution of such securities as B & S may from time to time reasonably request in writing and which shall be required by law or by the Commission in connection therewith.

13.2.5	Demand Underwritten Offering: Whenever a registration requested by
       DIEHL pursuant to Article 13.2.1 hereof is for an underwritten offering, only shares which are to be distributed by the underwriters designated by DIEHL may be included in such registration.

13.2.6	Underwriting Agreement: If requested by the underwriters for any underwritten offering of Registrable Securities on behalf of DIEHL pursuant to a registration requested under Article 13.2.1 hereof, B & S will enter into an underwriting agreement with such underwriters for such offering, such agreement to contain such representations and warranties by B & S and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, indemnity to the effect and to the extent provided in Article 13.2.10 hereof. If B & S at any time proposes to register any of its securities under the Act (other than pursuant to a request made under Article 13.2.1 hereof), whether or not for the sale for its own account, and such securities are to be distributed by or through one or more underwriters, B & S will make reasonable efforts, if requested by DIEHL regarding incidental registration of Registrable Securities pursuant to Article 13.2.2 hereof, to arrange for such underwriters to include such Registrable Securities among those securities to be distributed by or through such underwriters. DIEHL, on whose behalf Registrable Securities are to be distributed by such underwriters, shall be a party to any such underwriting agreement and the representations and warranties by, and the other agreements on the part of, B & S to and for the benefit of such underwriters, shall also be made to and for the benefit of DIEHL.

13.2.7	Participation: In connection with the preparation and filing of a registration statement registering Registrable Securities under the Act, B & S will give DIEHL, on whose behalf such Registration Securities are to be so registered, and their underwriters, if any, and their respective counsel and accountants, the opportunity to participate in the preparation of such registration statement, each prospectus included therein or filed with the Commission, and each amendment thereof or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business of B & S with its officers and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of DIEHL and such underwriters or their respective counsel, to conduct a reasonable investigation within the meaning of the Act.

13.2.8	Registration Expenses: B & S will pay Registration Expenses (as defined below) in connection with all registrations which may be effected pursuant to Article 13.2.1 or Article 13.2.2.

13.2.9	Indemnification by B & S: In the event of any registration of any
       Registrable Securities under the Securities Act pursuant to Articles
       13.2.1 or 13.2.2 hereof, B & S will, and hereby does, agree to indemnify and hold harmless the seller of such securities, its partners, directors and officers, each other Person who participates, on behalf of such seller, as an underwriter, broker or dealer in the offering or sale of such securities and each other Person, if any, who controls such seller or any such participating Person within the meaning of the Act, against any losses, claims, damages or liabilities, joint or several, to which such seller or any such partner, director or officer or participating or controlling Person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement under which such securities were registered under the Act, any preliminary prospectus or final prospectus included therein, or any related summary prospectus, or any amend-ment or supplement thereto, or any document incorporated by reference therein, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse such seller and each such partner, director, officer, participating Person and controlling Person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, liability, action or proceeding, provided that B & S shall not be liable to any such indemnified party in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement in reliance upon and in conformity with written information furnished to B & S through an instrument duly executed by DIEHL specifically stating that it is for use in the preparation thereof. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such seller or any such partner, director, officer, participating Person or controlling Person and shall survive the transfer of such securities by such seller.

13.2.10	Indemnification by DIEHL: B & S may require, as a condition to including any Registrable Securities in any registration statement filed pursuant to Article 13.2.1 or 13.2.2 hereof, that it shall have received an undertaking satisfactory to it from DIEHL to indemnify and hold B & S harmless (in the same manner and to the same extent as set forth above in Article 13.2.9 hereof) and each officer and director of B & S, and each other Person, if any, who controls B & S within the meaning of the Act, with respect to any statement in or omission from such registration statement, any preliminary prospectus or final prospectus included therein, or any amendment or supplement thereto, if such statement or omission was made in reliance upon and in conformity with written information furnished to B & S through an instrument duly executed by such seller specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement. Such indemnity shall remain in full force and effect regardless of any investigation made by or on be-half of B & S or any such director, officer or controlling Person and shall survive the transfer of such securities by such seller.

13.2.11	Notice and Defense of Claims: Promptly after receipt by an
        indemnified party of notice of the commencement of any action or proceeding involving a claim of the type referred to in the preceding Articles 13.2.9 and 13.2.10 such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party, give written notice to the latter of the commencement of such action, provided that the failure of any indemnified party to given notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subsections except to the ex-tent that the indemnifying party is actually prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof provided, however, that if any indemnified party reasonably believes that it is advisable for such indemnified party to be represented by separate counsel because of a potential conflict of interest or if the indem-nifying party shall fail to assume responsibility for such defense, such indemnified party may retain counsel satisfactory to such indemnified party who will represent such indemnified party, and the indemnifying party shall pay all fees and expenses of such counsel promptly as statements therefore are received. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

13.2.12	Requirements of Rule 144: B & S shall use its best efforts to continue to (i) have available adequate public information with respect to it which meets the applicable condition of Rule 144 (c) under the Act at such time or times as DIEHL may determine to sell shares of its Class A Stock pursuant to the exemption provided by Rule 144 ; (ii) file with the SEC in a timely manner all reports and other documents required of B&S under the Act and the Securities and Exchange Act, as amended (the "1934 Act"), and
        (iii) furnish to DIEHL forthwith upon request a written statement by B&S that it has complied with the reporting requirements of Rule 144, the Act and the 1934 Act, a copy of the most recent annual or quarterly report of B&S, and such other reports or documents so filed by B&S as may be reasonably requested in availing DIEHL to take advantage of any rule or regulation of the SEC permitting the selling of any such securities without registration.

13.2.13	Transfer of Registration Rights: The registration rights of DIEHL under this Agreement may be transferred to any transferee who acquires (otherwise than in registered public offering) no less than 100,000 shares of Registrable Securities.

13.2.14	Reorganization: B&S shall not, directly or indirectly, enter into any merger, consolidation or reorganization in which B&S shall not be the surviving corporation unless the proposed surviving corporation shall, prior to such merger, consolidation or reorganization, agree in writing to assume the obligations of B&S under this Agreement, and for that purpose references hereunder to "Registrable Securities" shall be deemed to be references to the securities which DIEHL would be entitled to receive in exchange for Registrable Securities under any such merger, consolidation or reorganization; provided, however, that the provisions of this Agreement shall not apply in the event of any merger, consolidation or reorganization in which B&S is not the surviving corporation if DIEHL is entitled to receive in exchange therefore
        (i) cash, or (ii) securities of the acquiring corporation which may be immediately sold to the public without registration under the Act.

13.2.15	Definitions: For purposes of this Article 13.2, the following terms shall have the meanings specified below:

       "Act" shall mean the United States Securities Act of 1933 or any successor federal statute and the rules and regulations of the Commission promulgated thereunder all as the same shall be in effect at the time.

       "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Act.

       "Person" shall mean an individual, partnership, corporation, association, trust, joint venture, unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

       "Registrable Securities" or "Registrable Shares" shall mean (i) any Class A Stock (including any Contingent Stock) issued to DIEHL in connection with the acquisition by B & S of the Roch Group or (ii) any B&S Class A Stock or other common equity securities issued or issuable with respect to any Registrable Securities by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Act and such securities shall have been disposed of in accordance with such registration statement, (ii) they shall have been sold and distributed to the public pursuant to Rule 144 (or any successor provision) under the Act, or (iii) they shall have ceased to be outstanding.

       "Registration Expenses" shall mean all expenses incident to performance of or compliance with Articles 13.2.1, 13.2.2 and 13.2.3 hereof by B & S, including without limitation all registration and filing fees, all fees and expenses of complying with securities or blue sky laws, all printing expenses, all messenger and delivery expenses, the fees and disbursements of counsel of B & S and of its independent public accountants, including the expenses of any special audits required by or incident to such performance and compliance, but excluding the fees and disbursements of counsel for DIEHL on whose behalf Registrable Securities are being registered and any underwriting discounts and commissions and applicable transfer taxes, if any, each of which shall be borne by DIEHL as seller of the Registrable Securities in all cases.

13.3	The parties to this Agreement shall procure that Societe Immobiliere
     Lunevilloise S.a.r.l. and ROCH conclude the Real Estate Lease Agreement materially on the terms of the draft Real Estate Lease Agreement set out in Exhibit 13.3.1.

     	Within 90 (ninety) days following the signing of this Agreement, DIEHL shall make an unconditional offer for ROCH to acquire all shares in Societe Immobiliere Lunevilloise S.a.r.l. ("SIL") at a price calculated in accordance with the provisions set out in Exhibit 13.3.2. The offer shall be open for the whole term of the Real Estate Lease Agreement.
      It shall contain an unrestricted warranty/representation by way of guarantee that SIL has not engaged in any business other than being the Lessor under the Real Estate Lease Agreement, and further, that DIEHL has advised ROCH within 90 days following a written request by ROCH to that effect (such period to end prior to the exercise of the option), of all liabilities (including contingent liabilities) of SIL. Finally, it shall contain a representation/warranty that SIL is the unrestricted owner of the Real Estate (as defined in the Real Estate Lease Agreement), and that the Real Estate is unencumbered.

13.4	The parties to this Agreement shall procure that Mauser Werke Oberndorf
     GmbH, an affiliate of DIEHL, and ROCH conclude the License Agreement materially on the terms of the draft License Agreement set out in
     Exhibit 13.4.

13.5	DIEHL shall pay any excess amount over the total amount of DM 420,000, to ICC, or, upon the request of ICC, to MPM, if and to the extent the Social Costs in connection with the liquidation of the business operations of MPM shall exceed the aforementioned amount. "Social Costs" within the meaning of this Agreement shall mean all costs associated with the termination, to be declared vis-a-vis the ordinary employees by the Managing Director of MPM and vis-a-vis the Managing Directors, if any, by the then current shareholder of MPM, at the next legally permitted opportunity of the Employment Agreements between MPM and its employees including without limitation, the costs for salaries up to the end of the relevant employment terms, compensation payments, reasonable legal and court fees etc. "Social Cost" shall also include costs associated with the termination of the services of Mr. Elsner, who is presently employed by DIEHL and the costs of which shall be chargeable to MPM (or ICC, respectively).

     DIEHL shall be obliged, to assist ICC to the extent possible, in effecting the appropriate terminations of the employment agreements.

14.	Costs

14.1	Each of the parties will pay all expenses incurred by it in connection with the conclusion of this Agreement including, without limitation, the charges of its attorneys, counsels and its financial advisers.

14.2	All taxes and dues and all notarial fees incurred in connection with the execution and implementation of this Agreement and all agree-ments under this Agreement, shall be borne by ICC.

14.3	DIEHL and ICC represent to each other that they have not employed any broker or agent in connection with the transaction contemplated by this Agreement or otherwise taken any action which would create any other liability for brokerage fees or agents commissions for the respective other party in connection with this Agreement and the transactions contemplated hereby.

15.	Publications

The Parties shall issue a press release upon mutual agreement, save for legally required releases of which they will notify each other prior to issue of such releases.

16.	Supplemental Documents

Each party to this Agreement agrees to execute such additional documents or instruments and to take any further actions reasonably requested by the other party as may be necessary or desirable to effect the purpose of this Agreement and carry out its provisions.

17.	Merger Control

17.1	The parties assume that pre-notifications to the German Federal Cartel
Office or to the competent French cartel authorities are not necessary.

17.2	In case and to the extent that any notifications or similar measures might be required in these countries or in foreign countries under foreign antitrust laws, these shall be filed or taken by ICC . To the extent that this is necessary, ICC shall also act on behalf of DIEHL in this connection.

18.	Coming into Force

This Agreement comes into force today.

19.	Applicable Law

This Agreement, its performance and any dispute arising thereunder shall be governed by the laws of the Federal Republic of Germany, unless specifically provided otherwise.

20.	Preceding Negotiations and Agreement, Written Form Requirement

This Agreement supersedes all prior negotiations and the agreements between the parties concerning the subject matter hereof and can be amended or changed validly only in writing, signed by all parties, unless another form is prescribed by law. This form requirement shall also apply to any change, modification or waiver of the form requirement set forth in the preceding sentence.

21.	Partial Invalidity

In the event individual provisions of this Agreement should, in its entirety or partially be or become invalid or impracticable, then the validity of the remaining provisions of the Agreement shall not be affected thereby. Instead of the invalid or impracticable provision such reasonable provision or provisions shall apply which correspond as closely as legally possible to what the Parties had they considered the matter initially in the light of such invalidity or impracticability would have agreed according to the sense and purpose of this Agreement. The same applies to any gaps in this Agreement.

22.	Venue/Arbitration

22.1	Venue for all disputes arising from this Agreement is Frankfurt am Main.

22.2	All disputes arising out of this Agreement with respect to the validity, interpretation of and performance under this Agreement or this Arbitration Clause shall be decided by an arbitration court in accordance with the rules of Conciliation and Arbitration of the International
Chamber of Commerce, Paris, consisting of three arbitrators appointed in accordance with said rules. All proceeding shall be in English, unless all parties to the proceedings (including the arbitrators) shall agree otherwise.

23.	Communications

23.1	Any communications or notices between the Parties under this Agreement shall be made in English and shall be addressed to the following addresses or to any other addresses notified in writing to the other Parties:

if to Seller:	DIEHL GmbH & Co.
              Attn. Mr. Manz-Siebje or Dr. Hederer
              Stephanstrasse 49
              90478 Nurnberg

if to B&S:	Brown & Sharpe Manufacturing Company
           Attn. James Hayes III
           200 Frenchtown Road,
           Precision Park,
           North Kingstown, RI 02852-1700
           USA

if to Buyer:	Brown & Sharpe International Capital Corporation
             Att. James Hayes III
             Precision Park
             200 Frenchtown Road
             North Kingstown, RI 02852-1700
             USA

In witness whereof this deed including its Exhibits has been read to the persons appeared and then approved by them and thereupon signed by them and the notary public as follows:


[gez. Dr. Hederer]

[gez. Dr. Fisseler]

[Notar]